
MT
ND
SD
WY
STUDY AREA
NE
Miles City Arch
ND
SD
EXPLANATION
Mesozoic and Tertiary
Paleozoic
Precambrian
Major surface faults
Basin axis
Major anticlinal axis
MT
WY
BIGHORN
Sheridan
POWDER
BLACK
UPLIFT
Buffalo
Gillette
BIGHORN BASIN
HILLS
Rapid City
RIVER
UPLIFT
OWL CR. UPLIFT
CASPER ARCH
BASIN
WIND RIVER BASIN
SD
NE
Casper
SWEETWATER UPLIFT
LARAMIE UPLIFT
HARTVILLE UPLIFT
DENVER BASIN
0 50 MILES
0 50 KILOMETERS